Exhibit IX Interim Financial Report January –June Q2 2024

Q2 INTERIM FINANCIAL REPORT / 2 Table of contents 3 President and CEO's comments 4 Highlights 4 Key figures and ratios 5 Operating and financial review 5 Total comprehensive income 8 Financial position 10 Financial statements 10 Statement of comprehensive income 11 Statement of financial position 13 Statement of changes in equity 14 Cash flow statement 16 Notes to the interim financial statements 16 Note 1 - Segment information In April, NIB organised a 18 Note 2 - Net interest income seminar in Oslo bringing 18 Not e 3 - Net profit/loss on financial operations together stakeholders to 19 Note 4 - Expected credit loss discuss Norway's green transition. The emphasis 19 Note 5 - Net loan losses was on renewable energy, 20 Note 6 - Lending outstanding with an in-depth discussion 20 Note 7 - Debts evidenced by certificates on what is needed to turn 21 Not e 8 - Classification of financial instruments green power into sustainable 23 Note 9 - Fair value of financial instruments transportation. 26 Note 10 - Basis of preparation 26 Ratio definitions 28 Report on Review of Interim Financial Report

Q2 INTERIM FINANCIAL REPORT / 3

President and CEO's comments



NIB had a strong first half of the year. We maintained the solid financial performance with a 12.3% higher net profit in the first half of 2024 compared with the same period in 2023. Although the Bank is mission-driven, capital accumulation is crucial to fulfil the Bank's mandate and make an impact in the member countries in the future. The demand for NIB lending remains strong with over EUR 2.6 billion in new lending signed, and EUR 1.9 billion disbursed so far in 2024 and with a 99.9% mandate fulfilment.

In June, the Board of Directors approved the reviewed Sustainability Policy for a public consultation. The revision includes a variety of subjects, ranging from defence to biodiversity. This sends an important signal and aims to ensure that the Bank's policies are in line with current sustainability standards and address the geopolitical challenges. The change regarding defence follows guidance from the Bank's Board of Governors and permits NIB to provide financing for military goods and dual-use equipment that support regional security, excluding weapons and ammunition. The policy entered into force in July.

NIB's loans remain distributed across various sectors and countries. Total assets at 30 June 2024 amounted to EUR 41.6 billion, compared to EUR 39.6 billion at 31 December 2023. At the end of the second quarter, the total lending outstanding amounted to EUR 22.2 billion. To meet the demand for our financing, the Bank has raised EUR 6.4 billion in new funding so far in 2024. This includes a five-year USD 1.5 billion global benchmark bond with a final orderbook of more than USD 4.5 billion, the largest ever for NIB.

The net profit for the period from January to June was strong and amounted to EUR 143 million, compared with EUR 127 million in the first half of 2023. The increase in net profit is mainly due to higher net interest income.

The Bank is in a strong financial position as confirmed by our AAA/Aaa credit rating, which was reaffirmed by both Standard & Poor's and Moody's during the spring. NIB's credit rating reflects its high asset quality, solid liquidity and capital adequacy, strong risk management and governance – and the strength of its owners.

In 2024, the European Commission and NIB signed an amendment to the existing InvestEU guarantee agreement whereby NIB becomes implementing partner also for Norway and Iceland. The guarantee now extends across all member countries of NIB and this expansion enables us to enhance our financing activities, particularly in driving the green transition. The first InvestEU loan disbursements occurred in the first quarter of 2024. Further information about InvestEU can be found here.

June also marked a change in the composition of NIB's Board of Directors. The chair rotates among the member countries, and Merle Wilkinson (Estonia) became Chair of the Board for a two-year period. Julie Sonne (Denmark) became Deputy Chair of the Board, also for a two-year period. In addition, NIB welcomed two new Board members.

As stated previously, our mission to finance climate and nature, as well as productivity and innovation, remains central to NIB. In addition, we will continue to develop NIB's sustainability practices to ensure we remain at the forefront of supporting our member countries.

André Küüsvek, President & CEO

NIB Q2 INTERIM FINANCIAL REPORT / 4

Key figures and ratios

EUR **1,896** million
new lending disbursed

EUR **2,642** million
new lending signed

99.9%
of disbursed loans fulfil our mandate to a level of good or excellent

EUR **143** million
net profit

17.1%
cost/income ratio

15.8%
YoY increase in net interest income

In millions of euro unless otherwise specified	Jan-Jun 2024	Jan-Jun 2023	YoY change %	Jan-Dec 2023
Net interest income	162	139	15.8%	299
Profit before net loan losses	147	123	19.0%	248
Net profit	143	127	12.3%	251
Lending disbursed	1,896	1,670	13.5%	3,446
New signed lending	2,642	1,241	112.9%	2,829
% of loans achieving good or above mandate *	99.9%	99.8%	0.1%	99.8%
Lending outstanding	22,182	21,326	4.0%	21,924
Total assets	41,615	39,102	6.4%	39,593
New debt issuance	6,445	4,689	37.4%	7,152
Debts evidenced by certificates	33,953	31,022	9.4%	32,190
Total equity	4,424	4,206	5.2%	4,350
Equity/total assets **	10.6%	10.8%	-1.2%	11.0%
Net profit/average equity **	6.5%	6.2%	6.1%	5.9%
Cost/income **	17.1%	18.5%	-7.6%	18.8%
Number of employees at period end	257	237	8.4%	244

* See page 8 for mandate fulfilment explanation

** See page 26 for ratio definitions

Q2 INTERIM FINANCIAL REPORT / 5

Operating and financial review

Total comprehensive income

January–June 2024 compared to January–June 2023

NET PROFIT

The net profit for the period January–June 2024 amounted to EUR 142.8 million, which was EUR 15.7 million higher than the corresponding period in 2023. Total operating income increased from EUR 151.3 million to EUR 177.0 million. Net interest income increased by EUR 22.1 million while net fee and commission income increased by EUR 1.1 million. The net profit on financial operations increased from EUR 9.6 million to a EUR 12.4 million. Net loan losses in the first half of 2024 amounted to EUR 4.0 million compared to a gain of EUR 3.8 million in the same period in 2023. There have been no realised loan losses year to date.

NET INTEREST INCOME

Net interest income for the period amounted to EUR 161.6 million compared to EUR 139.5 million in 2023. Net interest income on lending activities amounted to EUR 93.7 million and was EUR 6.8 million higher than in 2023 mainly due to higher margins. The interest income on treasury activities increased from EUR 52.7 million to EUR 67.9 million as the liquidity buffer bond portfolios benefited from increases in the market interest rate level during 2023 which have remained into 2024.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–June 2024 of EUR 3.1 million was EUR 1.1 million higher than the same period in 2023 and was positively affected by the increased level of lending disbursements.

Net profit
EUR m


150
120
90
60
30
0
H1'22
H2'22
H1'23
H2'23
H1'24

Net interest income
EUR m


180
150
120
90
60
30
0
H1'22
H2'22
H1'23
H2'23
H1'24
Lending
Treasury

Net commission income and fees
EUR m


5
4
3
2
1
0
H1'22
H2'22
H1'23
H2'23
H1'24

NIB Q2 INTERIM FINANCIAL REPORT / 6

NET PROFIT/LOSS ON FINANCIAL OPERATIONS

The net profit on financial operations for the first half amounted to EUR 12.4 million compared to EUR 9.6 million in the same period last year. The result comprised of unrealised profits of EUR 12.0 million and realised gains of EUR 0.4 million. Financial markets have been relatively calm in 2024 compared to the volatility experienced during the first half of 2023. Inflation levels have come down which led some central banks to cut rates in the second quarter.

Unrealised valuation gains and losses on assets in the Bank's liquidity portfolio of high quality bonds arise from changes in credit spreads. When credit spreads tighten as was generally the case in the first half of 2024, this results in positive valuations on the bonds. If the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation gains and losses will reverse, as the bonds will settle at par. Unrealised valuation gains and losses can also relate to the interest rate hedges of the Bank's funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term floating rates. The total valuation of the swap hedges and underlying transactions use different rates and is therefore exposed to spread changes between those rates. As the Bank intends to hold these hedging transactions to maturity these valuation gains and losses are expected to reverse in full.

TOTAL OPERATING EXPENSES

Total operating expenses amounted to EUR 30.2 million which is EUR 2.3 million higher than for the corresponding period in 2023. The Bank continues to invest in people and technology in order to remain relevant and fulfil the Bank's mandate. It should be noted that even with the increase in cost the Bank's cost/income ratio improved.

The Bank's main expenses comprise personnel costs, cost related to IT and depreciation. Personnel costs of EUR 19.9 million were EUR 1.5 million higher in the first half of 2024 compared to the same period in 2023 due to the annual salary adjustments and a higher head count. The other operating expenses were EUR 0.8 million higher in the first half of 2024 compared to the same period in 2023, due to increased depreciation when some assets became operational, increased development activity and inflationary pressures in some cost types.

Net profit/loss on financial operations
EUR m


20
0
-20
-40
-60
H1'22
H2'22
H1'23
H2'23
H1'24
Realised
Unrealised

Personnel expenses
EUR m


0
-5
-10
-15
-20
-25
H1'22
H2'22
H1'23
H2'23
H1'24

Other operating expenses
EUR m


0
-5
-10
-15
H1'22
H2'22
H1'23
H2'23
H1'24

Q2 INTERIM FINANCIAL REPORT / 7

NET LOAN LOSSES

During the first half of 2024, the Bank recorded net loan losses of EUR 4.0 million compared to a gain of EUR 3.8 million for the corresponding period in 2023. The key driver was one lending exposure which was moved from a model based expected credit loss (ECL) impairment provision with the exposure classified as ECL stage 2 to an individually assessed impairment provision as the exposure was classified as ECL stage 3. The counterparty is currently servicing the loan. Although the exposure amounts to EUR 88 million the impact to the statement of comprehensive income is significantly less due to the high quality of the asset pledged as collateral for the loan. In general, there have been no other significant observed changes in the credit quality in the overall loan portfolio and there were no realised losses during the period.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI) which amounted to a loss of EUR 5.7 million for the period compared to a gain of EUR 3.7 million in the same period last year. The loss recorded is due to the widening of the Cross Currency Basis spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies. As the fair value hedges are kept to maturity the gains and losses in OCI are expected to reverse in full.

For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads are recorded in OCI. For the six month period ended 30 June 2024, the Bank recorded a positive impact from these changes of EUR 0.8 million compared to loss of EUR 0.8 million in 2023.

TOTAL COMPREHENSIVE INCOME

All in all, NIB had a 6.0% higher total comprehensive income in the first half of 2024 compared to the same period in 2023. Total comprehensive income ended at EUR 137.8 million compared to EUR 130.0 million in the first half of 2023.

Net loan losses
EUR m


15
10
5
0
-5
H1'22
H2'22
H1'23
H2'23
H1'24

Other comprehensive income
EUR m


30
20
10
0
-10
-20
-30
H1'22
H2'22
H1'23
H2'23
H1'24

Total comprehensive income
EUR m


150
120
90
60
30
0
H1'22
H2'22
H1'23
H2'23
H1'24

NIB
Q2 INTERIM FINANCIAL REPORT / 8

Financial position

LENDING OUTSTANDING

The lending outstanding amounted to EUR 22,182 million. This comprises EUR 21,702 million of loans outstanding and investments of EUR 481 million in lending labelled bonds recorded in debt securities. The total disbursements and investments during the period amounted to EUR 1,896 million, which is EUR 226 million higher than for the same period in 2023. More information regarding loans agreed can be found on NIB's website at new lending signed.

LENDING HIGHLIGHTS

in EUR millions, unless otherwise specified	Jan-Jun 2024	Jan-Jun 2023	2023	2022	2021	2020
New loans signed, excluding labelled bonds	2,610	1,188	2,766	3,936	1,683	5,632
New lending labelled bonds	32	54	63	178	169	34
New lending disbursements	1,896	1,670	3.446	3,705	2,440	4,853
Number of new signed loans	38	25	52	54	36	59
Number of new lending labelled bonds	2	3	4	10	14	4
Amortisations and prepayments	-1,473	-1,835	-3,618	-2,707	-1,989	-1,878
Lending outstanding	22,182	21,326	21,924	22,195	22,313	21,727
Member countries	21,925	21,009	21,639	21,837	21,827	21,098
Non-member countries	328	381	351	424	635	798
ECL on loans outstanding	-70	-64	-66	-66	-150	-169
Credit impaired loans (Stage 3 ECL)	97	10	9	10	78	73
As % of total lending outstanding	0.44%	0.05%	0.04%	0.05%	0.35%	0.34%

MISSION FULFILMENT

NIB's vision is for a prosperous and sustainable Nordic–Baltic region and the Bank has a mission formulated as a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo a thorough assessment of their potential impact on productivity and the environment of the member country area. The mandate fulfilment is rated on a six-grade scale from "negative" to "excellent". During the first half of 2024, projects achieving a "good" or "excellent" mandate rating accounted for 99.9% of the total amount of loans disbursed thereby exceeding the target of 95%.

Development of lending outstanding during 2024


EUR m
24,000
23,000
22,000
21,000
20,000
19,000
18,000
21,924
1,896
-840
-633
-4
-121
-39
-1
22,182
Dec'23 Book value
Disb.
Amort.
Prepaym.
ECL*
FX changes
Hedge Acc. adj.
Other**
Jun'24 Book value

* Changes in expected credit losses

** Fair valuation of lending labelled bonds and other adjustments

Mandate fulfilment rating


% of loans disbursed*
100
80
60
40
20
0
98.3%
98.1%
97.1%
99.2%
99.8%
99.8%
99.9%
2019
2020
2021
2022
2023
2023 Jan-Jun
2024 Jan-Jun
Good or excellent in productivity only
Good or excellent in environment only
Good or excellent in both environment and productivity

* Response loans excluded

NIB
Q2 INTERIM FINANCIAL REPORT / 9

FUNDING

By the end of June, the Bank had raised EUR 6.4 billion in new funding in 2024 which compares to EUR 4.7 billion in the same period last year. This corresponds to approximately 70% of the expected funding need for the year. In the remainder of 2024, NIB plans to issue one more benchmark transaction in US dollars, complemented with other public and private bond issuance in different currencies to its diversified global investor base. The Bank will also aim to issue more NIB Environmental Bonds (NEB).

So far in 2024, the Bank has issued a five-year NOK 2.5 billion NEB, a five-year NEB of SEK 1.25 billion and a seven-year benchmark-size NEB of EUR 500 million. NIB also issued two bonds in the start of the year; a five-year Kauri bond of NZD 600 million opening up that market for other issuers and a five-year USD 1.5 billion global benchmark bond. The latter transaction had NIB's largest orderbook to date for a global benchmark bond. More recently, the Bank issued a three-year EUR 500 million benchmark bond in June, the first conventional bond issue in EUR in fifteen years for NIB.

For a full list of funding transactions, please click here.

Development of debts evidenced by certificates during 2024

EUR m


40,000
38,000
36,000
34,000
32,000
30,000
28,000
32,190
6,445
-4,905
-9
416
-178
-7
33,953
Dec'23 Book value
New debt issuance
Amort.
Call & Buy backs
FX changes
Hedge Acc. adj.
Other*
Jun'24 Book value

* Fair valuation and other adjustments

Q2 INTERIM FINANCIAL REPORT / 10 Financial statements Statement of comprehensive income In thousands of euro Note Jan-Jun 2024 Jan-Jun 2023 Jan-Dec 2023 Interest income calculated using the effective interest method 642,763 481,619 1,105,329 Other interest income 339,354 271,360 574,826 Interest expense -820,550 -613,482 -1,381,515 Net interest income (2) 161,567 139,497 298,640 Commission income and fees received 4,252 3,303 7,934 Commission expense and fees paid -1,188 -1,340 -2,275 Net fee and commission income 3,064 1,963 5,659 Net profit/loss on financial operations (3) 12,402 9,612 815 Foreign exchange gains and losses -68 188 424 Total operating income 176,965 151,260 305,538 Expenses General administrative expenses Personnel expenses -19,886 -18,435 -35,395 Other administrative expenses -7,706 -7,497 -15,790 Depreciation -2,617 -2,007 -6,331 Total operating expenses -30,210 -27,939 -57,516 Profit before loan losses 146,756 123,321 248,022 Net loan losses (4) (5) -3,977 3,764 2,637 Net profit for the period 142,779 127,085 250,659 Other comprehensive income Items that will be reclassified to income statement Fair value hedges - valuation of cross currency basis spread -5,743 3,728 21,375 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value 781 -817 1,554 Total other comprehensive income -4,962 2,912 22,929 Total comprehensive income 137,818 129,996 273,588 The accompanying notes are an integral part of these financial statements.

Q2 INTERIM FINANCIAL REPORT / 11 Statement of financial position In thousands of euro Note 30 Jun 2024 30 Jun 2023 31 Dec 2023 Assets Cash and cash equivalents 2,745,173 2,524,669 1,946,528 Financial placements Placements with credit institutions 4,457,883 3,848,126 4,338,570 Debt securities 10,096,936 9,282,663 9,886,628 Other 175 4,667 3,614 14,554,993 13,135,456 14,228,812 Loans outstanding (6) 21,701,794 20,871,399 21,455,677 Intangible assets 9,891 10,459 10,297 Tangible assets, property and equipment 28,764 31,519 30,064 Other assets Derivatives 1,404,829 1,864,037 1,362,103 Other assets 658,976 252,148 35,510 2,063,805 2,116,184 1,397,613 Accrued interest and fees receivable 510,372 412,556 523,834 Total assets 41,614,792 39,102,243 39,592,824 The accompanying notes are an integral part of these financial statements.

Q2 INTERIM FINANCIAL REPORT / 12 In thousands of euro Note 30 Jun 2024 30 Jun 2023 31 Dec 2023 Liabilities and equity Liabilities Short-term amounts owed to credit institutions 743,909 780,453 487,612 Debts evidenced by certificates (7) 33,952,868 31,022,385 32,190,267 Other liabilities Derivatives 1,615,782 2,548,440 1,982,614 Other liabilities 474,416 235,759 209,497 2,090,198 2,784,199 2,192,111 Accrued interest and fees payable 403,429 309,226 373,262 Total liabilities 37,190,403 34,896,263 35,243,253 Equity 4,424,389 4,205,979 4,349,571 Total liabilities and equity 41,614,792 39,102,243 39,592,824 The accompanying notes are an integral part of these financial statements.

NIB Q2 INTERIM FINANCIAL REPORT / 13

Statement of changes in equity

In thousands of euro	Paid-in capital	Statutory reserve	General credit risk fund	Profit available for appropriation	Changes in own credit risk on liabilities recorded at fair value	Cost of hedg-ing reserve	Total
Equity at 31 December 2022	**845,543**	**836,884**	**2,272,838**	**139,273**	**3,056**	**3,388**	**4,100,983**
Profit for the period	-	-	-	127,085	-	-	127,085
Other comprehensive income	-	-	-	-	-817	3,728	2,912
Total comprehensive income	0	0	0	127,085	-817	3,728	129,996
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	114,273	-114,273	-	-	0
Dividends	-	-	-	-25,000	-	-	-25,000
Equity at 30 June 2023	**845,543**	**836,884**	**2,387,111**	**127,085**	**2,240**	**7,116**	**4,205,979**
Profit for the period	-	-	-	123,575	-	-	123,575
Other comprehensive income	-	-	-	-	2,370	17,647	20,017
Total comprehensive income	0	0	0	123,575	2,370	17,647	143,592
Equity at 31 December 2023	**845,543**	**836,884**	**2,387,111**	**250,659**	**4,610**	**24,763**	**4,349,571**
Profit for the period	-	-	-	142,779	-	-	142,779
Other comprehensive income	-	-	-	-	781	-5,743	-4,962
Total comprehensive income	0	0	0	142,779	781	-5,743	137,818
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	187,660	-187,659	-	-	0
Dividends	-	-	-	-63,000	-	-	-63,000
Equity at 30 June 2024	**845,543**	**836,884**	**2,574,771**	**142,779**	**5,391**	**19,020**	**4,424,389**

The accompanying notes are an integral part of these financial statements.

NIB Q2 INTERIM FINANCIAL REPORT / 14

Cash flow statement

In thousands of euro	Jan-Jun 2024	Jan-Jun 2023	Jan-Dec 2023
Cash flows from operating activities			
Net profit for the period	142,779	127,085	250,659
Adjustments:			
Unrealised gains/losses of financial assets and liabilities measured at fair value	-5,661	-5,057	-305
ECL non-lending activities	166	-301	-180
Depreciation and write-down in value of tangible and intangible assets	2,617	2,007	6,331
Change in accrued interest and fees (assets)	21,372	-96,067	-210,830
Change in accrued interest and fees (liabilities)	46,530	29,534	159,374
Net loan losses (ECL lending activities)	3,977	-3,764	-2,637
Hedge accounting ineffectiveness	-6,554	-3,966	2,066
Other adjustments to the period´s profit	-4,541	-10,095	-9,160
Adjustments, total	57,906	-87,709	-55,342
Lending			
Disbursements of loans	-1,864,039	-1,616,946	-3,383,078
Repayments of loans	1,456,114	1,793,885	3,552,531
Change in swaps hedging lending excluding fair value changes	-40	20	72
Lending, total	-407,964	176,959	169,525
Cash flows from operating activities, total	**-207,279**	**216,335**	**364,842**
Cash flows from investing activities			
Placements and debt securities			
Purchase of debt securities	-1,362,994	-1,897,604	-3,243,342
Sold and/or matured debt securities	1,183,759	1,276,987	2,229,503
Placements with credit institutions	-6,099,110	-5,982,019	-11,078,704
Sold and/or matured placements with credit institutions	6,090,561	6,603,130	11,309,088
Other financial placements	3,583	702	872
Placements and debt securities, total	-184,201	1,196	-782,582

The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

NIB Q2 INTERIM FINANCIAL REPORT / 15

In thousands of euro	Jan-Jun 2024	Jan-Jun 2023	Jan-Dec 2023
Other items			
Acquisition of intangible assets	-320	-1,932	-2,190
Acquisition of tangible assets	-285	-247	-424
Change in trading swaps excluding fair value changes	207,371	-65,899	-65,283
Change in other assets	8,475	10,765	29,911
Other items, total	215,241	-57,313	-37,986
Cash flows from investing activities, total	**31,040**	**-56,117**	**-820,568**
Cash flows from financing activities			
Debts evidenced by certificates			
New debt issuance	5,792,544	4,481,010	7,110,653
Redemptions	-4,914,139	-4,426,078	-6,537,913
Change in swaps hedging funding excluding fair value changes	-220,767	24,340	-24,244
Debts evidenced by certificates, total	657,639	79,272	548,496
Other items			
Change in other liabilities	122,245	147,032	12,019
Dividend paid	-63,000	-25,000	-25,000
Other items, total	59,245	122,032	-12,981
Cash flows from financing activities, total	**716,883**	**201,304**	**535,515**
Change in cash and cash equivalents, net	**540,645**	**361,522**	**79,789**
Opening balance for cash and cash equivalents, net	1,458,915	1,389,286	1,389,286
Exchange rate adjustments	1,704	-6,592	-10,160
Closing balance for cash and cash equivalents, net	2,001,264	1,744,216	1,458,915
Additional information to the statement of cash flows			
Interest income received	1,003,489	447,871	1,469,324
Interest expense paid	-774,020	-351,141	-1,222,141

The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Q2 INTERIM FINANCIAL REPORT / 16 Notes to the interim financial statements Note 1: Segment information PROFIT/LOSS FOR THE PERIOD JANUARY-JUNE 2024 Asset and In thousands of euro Lending liability management Portfolio management Treasury total Total Net interest income 93,653 7,780 60,135 67,915 161,567 Commission income and fees received 4,062 190 - 190 4,252 Commission expense and fees paid -76 -1,112 0 -1,112 -1,188 Net profit on financial operations 4,633 -9,303 17,072 7,769 12,402 Foreign exchange gains and losses - -68 - -68 -68 Operating expenses -19,302 -7,635 -3,272 -10,907 -30,210 Net loan losses -3,977 - - 0 -3,977 Profit/loss for the period ended 30 June 2024 78,993 -10,149 73,935 63,786 142,779

Q2 INTERIM FINANCIAL REPORT / 17 PROFIT/LOSS FOR THE PERIOD JANUARY-JUNE 2023 Asset and In thousands of euro Lending liability management Portfolio management Treasury total Total Net interest income 86,836 11,373 41,289 52,662 139,497 Commission income and fees received 3,152 151 - 151 3,303 Commission expense and fees paid -8 -1,332 0 -1,332 -1,340 Net profit on financial operations 5,990 286 3,335 3,622 9,612 Foreign exchange gains and losses - 188 - 188 188 Operating expenses -17,719 -7,154 -3,066 -10,220 -27,939 Net loan losses 3,764 - - 0 3,764 Profit/loss for the period ended 30 June 2023 82,014 3,513 41,558 45,071 127,085 PROFIT/LOSS FOR THE PERIOD JANUARY-DECEMBER 2023 Asset and In thousands of euro Lending liability management Portfolio management Treasury total Total Net interest income 176,446 25,485 96,708 122,193 298,640 Commission income and fees received 7,534 400 - 400 7,934 Commission expense and fees paid -11 -2,264 0 -2,264 -2,275 Net profit on financial operations 12,185 -11,351 -19 -11,369 815 Foreign exchange gains and losses - 425 - 425 425 Operating expenses -35,586 -15,351 -6,579 -21,930 -57,516 Net loan losses 2,637 - - 0 2,637 Profit/loss for the year ended 31 December 2023 163,206 -2,657 90,111 87,454 250,660

NIB
Q2 INTERIM FINANCIAL REPORT / 18

Note 2: Net interest income

In thousands of euro	Jan-Jun 2024	Jan-Jun 2023	Jan-Dec 2023
Interest income			
Cash and cash equivalents	41,516	33,234	79,756
Placements with credit institutions	9,579	5,622	22,859
Debt securities	33,490	18,391	45,534
Loans outstanding	481,800	373,348	830,331
Derivatives	76,378	51,024	126,848
Interest income calculated using the effective interest method	642,763	481,619	1,105,329
Placements with credit institutions	102,608	52,898	116,032
Debt securities	88,742	51,439	124,726
Loans outstanding	-	45	16
Derivatives	147,960	166,902	333,929
Other financial assets measured at fair value	45	76	123
Other interest income	339,354	271,360	574,826
Total interest income	**982,117**	**752,979**	**1,680,154**
Interest expense			
Placements owed to credit institutions	-13,997	-9,922	-23,829
Debts evidenced by certificates	-472,643	-362,733	-780,981
Derivatives	-333,910	-240,827	-576,705
Total interest expense	**-820,550**	**-613,482**	**-1,381,515**
Net interest income	**161,567**	**139,497**	**298,640**

Note 3: Net profit/loss on financial operations

In thousands of euro	Jan-Jun 2024	Jan-Jun 2023	Jan-Dec 2023
Financial instruments measured at fair value, realised gains and losses	288	266	2,713
Financial instruments measured at fair value, unrealised gains and losses	5,661	5,057	305
Financial instruments measured at amortised cost, realised gains and losses	66	22	-317
Expected credit loss on financial placements	-166	301	180
Hedge accounting ineffectiveness	6,554	3,966	-2,066
Net profit/loss on financial operations	**12,402**	**9,612**	**815**

NIB
Q2 INTERIM FINANCIAL REPORT / 19

Note 4: Expected credit loss

In thousands of euro	Stage 1	Stage 2	Stage 3	Total
Balance at 31 December 2022	51,624	13,490	10,033	75,147
Transfer to Stage 1	3,912	-3,912	-	0
Transfer to Stage 2	-197	197	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	8,545	481	-	9,026
Amortisations and repayments	-9,876	-2,329	-	-12,205
Impact of remeasurement on existing assets	-2,199	1,313	-	-886
Foreign exchange adjustments and other changes	-	-	-26	-26
Net change income statement	185	-4,250	-26	-4,091
Realised losses	-	-	-	0
Balance at 30 June 2023	**51,810**	**9,240**	**10,007**	**71,056**
Transfer to Stage 1	2,230	-2,230	-	0
Transfer to Stage 2	-877	877	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	8,759	-481	-	8,278
Amortisations and repayments	-6,429	-962	-	-7,391
Impact of remeasurement on existing assets	-1,930	3,557	-	1,628
Foreign exchange adjustments and other changes	-	-	-1,275	-1,275
Net change income statement	1,753	761	-1,275	1,239
Realised losses	-	-	-	0
Balance at 31 December 2023	**53,563**	**10,001**	**8,732**	**72,295**
Transfer to Stage 1	208	-208	-	0
Transfer to Stage 2	-294	294	-	0
Transfer to Stage 3	-	-3,529	3,529	0
New assets originated or disbursed	13,437	-	-	13,437
Amortisations and repayments	-20,083	-2,554	-	-22,638
Impact of remeasurement on existing assets	8,256	3,391	1,753	13,401
Foreign exchange adjustments and other changes	-	-	76	76
Net change income statement	1,523	-2,606	5,358	4,276
Realised losses	-	-	-	0
Balance at 30 June 2024	**55,086**	**7,395**	**14,090**	**76,571**

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Jun 2024	30 Jun 2023	31 Dec 2023
Loans outstanding	70,136	64,159	65,629
Commitments (recorded in other liabilities)	4,872	5,622	5,270
Financial placements	1,563	1,276	1,396
Total	**76,571**	**71,056**	**72,295**

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Jun 2024	Jan-Jun 2023	Jul-Dec 2023
Net result on financial operations (Note 3)	-166	301	180
Net loan losses (Note 5)	-4,034	3,764	2,609
Foreign exchange gains and losses	-76	26	62
Total recognised in income statement	**-4,276**	**4,091**	**2,852**

Note 5: Net loan losses

In thousands of euro	Jan-Jun 2024	Jan-Jun 2023	Jan-Dec 2023
Change in expected credit loss on Stage 1 and 2 loans	1,249	3,764	1,370
Change in expected credit loss on Stage 3 loans	-5,282	-	1,239
Expected credit loss	-4,034	3,764	2,609
Recoveries on claims	57	-	28
Net loan losses	**-3,977**	**3,764**	**2,637**

Q2 INTERIM FINANCIAL REPORT / 20 Note 6: Lending outstanding Note 7: Debts evidenced by certicate fi s In thousands of euro Jan-Jun 2024 Jan-Jun 2023 Jan-Dec 2023 In thousands of euro Jan-Jun 2024 Jan-Jun 2023 Jan-Dec 2023 Opening balance 21,924,377 22,194,850 22,194,850 Opening balance 32,190,267 31,595,081 31,595,081 Disbursements 1,896,428 1,670,446 3,445,992 New debt issuance 6,445,347 4,689,266 7,151,636 Amortisations -839,833 -1,185,711 -2,519,735 Amortisations -4,904,893 -4,377,614 -6,407,710 Prepayments -633,497 -648,874 -1,098,497 Calls and buy backs -9,246 -56,170 -130,204 Changes in expected credit losses -4,374 1,502 23 Foreign exchange movements 415,709 -806,887 -847,327 Foreign exchange movements -120,537 -736,240 -316,925 Fair value adjustments -11,060 -15,008 -8,323 Fair value adjustments 3,268 10,676 22,108 Hedge accounting adjustments -177,694 -13,989 827,602 Hedge accounting adjustments -39,374 22,850 203,346 Other 4,439 7,706 9,511 Other -4,055 -3,275 -6,786 Closing balance 33,952,868 31,022,385 32,190,267 Closing balance 22,182,403 21,326,224 21,924,377 Loans outstanding 21,701,794 20,871,399 21,455,677 Lending labelled bonds 480,609 454,825 468,700 Total lending 22,182,403 21,326,224 21,924,377

NIB
Q2 INTERIM FINANCIAL REPORT / 21

Note 8: Classification of financial instruments

In thousands of euro	Amortised cost	Fair value through profit and loss	Designated at fair value through profit and loss	Derivatives for hedging	Total
Financial assets					
Cash and cash equivalents	1,971,267	773,906	-	-	2,745,173
Financial placements with credit institutions	393,078	4,064,805	-	-	4,457,883
Debt securities	3,723,963	6,372,973	-	-	10,096,936
Other financial placements	-	175	-	-	175
Loans outstanding	21,701,794	-	-	-	21,701,794
Derivatives	-	864,687	-	540,142	1,404,829
Total 30 June 2024	**27,790,102**	**12,076,546**	**0**	**540,142**	**40,406,789**
Financial liabilities					
Short-term amounts owed to credit institutions	743,909	-	-	-	743,909
Debts evidenced by certificates	33,061,505	-	891,362	-	33,952,868
Derivatives	-	128,198	-	1,487,584	1,615,782
Total 30 June 2024	**33,805,414**	**128,198**	**891,362**	**1,487,584**	**36,312,558**

In thousands of euro	Amortised cost	Fair value through profit and loss	Designated at fair value through profit and loss	Derivatives for hedging	Total
Financial assets					
Cash and cash equivalents	2,143,305	381,364	-	-	2,524,669
Financial placements with credit institutions	380,800	3,467,326	-	-	3,848,126
Debt securities	3,073,674	6,208,989	-	-	9,282,663
Other financial placements	-	4,667	-	-	4,667
Loans outstanding	20,870,593	-	806	-	20,871,399
Derivatives	-	1,280,345	-	583,691	1,864,037
Total 30 June 2023	**26,468,373**	**11,342,691**	**806**	**583,691**	**38,395,561**
Financial liabilities					
Short-term amounts owed to credit institutions	780,453	-	-	-	780,453
Debts evidenced by certificates	30,412,661	-	609,724	-	31,022,385
Derivatives	-	124,403	-	2,424,038	2,548,440
Total 30 June 2023	**31,193,114**	**124,403**	**609,724**	**2,424,038**	**34,351,278**

Q2 INTERIM FINANCIAL REPORT / 22 Designated Fair value at fair value through through Amortised profit and profit and Derivatives In thousands of euro cost loss loss for hedging Total Financial assets Cash and cash equivalents 1,955,520 -8,992 - - 1,946,528 Financial placements with credit institutions 825,753 3 ,512,817 - - 4,338,570 Debt securities 3,407,410 6 ,479,218 - - 9,886,628 Other financial placements - 3,614 - - 3,614 Loans outstanding 21,455,677 - - - 21,455,677 Derivatives - 829,235 - 532,869 1,362,103 Total 31 December 2023 27,644,360 10,815,891 0 532,869 38,993,120 Financial liabilities Short-term amounts owed to credit institutions 487,612 - - - 487,612 Debts evidenced by certificates 31,482,646 - 707,621 - 32,190,267 Derivatives - 279,508 - 1,703,106 1,982,614 Total 31 December 2023 31,970,258 279,508 707,621 1,703,106 34,660,493

Q2 INTERIM FINANCIAL REPORT / 23 Note 9: Fair value of financial instruments FAIR VALUE MEASUREMENT FOR FINANCIAL INSTRUMENTS 30 Jun 2024 30 Jun 2023 31 Dec 2023 Carrying Fair Carrying Fair Carrying Fair In thousands of euro amount value amount value amount value Financial assets Cash and cash equivalents 2,745,173 2,745,173 2,524,669 2,524,669 1,946,528 1,946,528 Financial placements with credit institutions 4,457,883 4,457,883 3,848,126 3,848,126 4,338,570 4,329,799 Debt securities 10,096,936 9,965,019 9,282,663 9,467,047 9,886,628 9,805,458 Other financial placements 175 175 4,667 4,667 3,614 3,614 Loans outstanding 21,701,794 21,881,868 20,871,399 20,996,962 21,455,677 21,598,417 Derivatives 1,404,829 1,404,829 1,864,037 1,864,037 1,362,103 1,362,103 Total 40,406,789 40,454,946 38,395,561 38,705,508 38,993,120 39,045,919 Financial liabilities Short-term amounts owed to credit institutions 743,909 743,909 780,453 780,453 487,612 487,612 Debt evidenced by certificates 33,952,868 33,864,798 31,022,385 30,978,465 32,190,267 32,102,914 Derivatives 1,615,782 1,615,782 2,548,440 2,548,440 1,982,614 1,982,614 Total 36,312,558 36,224,489 34,351,278 34,307,358 34,660,493 34,573,139

Q2 INTERIM FINANCIAL REPORT / 24 LEVEL OF FAIR VALUE MEASUREMENT FOR FINANCIAL INSTRUMENTS 30 Jun 2024 30 Jun 2023 31 Dec 2023 In thousands of euro Level 1 Level 2 Level 3 Level 1 Level 2 Level 3 Level 1 Level 2 Level 3 Financial assets Cash and cash equivalents 2,745,173 - - 2,524,669 - - 1,946,528 - - Financial placements with credit institutions - 4,457,883 - - 3,848,126 - - 4,329,799 - Debt securities 9,961,497 - 3,522 9,461,551 - 5,496 9,801,256 - 4,202 Other financial placements - - 175 - - 4,667 - - 3,614 Loans outstanding - 21,881,868 0 - 20,996,156 806 - 21,598,417 0 Derivatives - 1,389,290 15,539 - 1,843,796 20,241 - 1,338,999 23,104 Total 12,706,669 27,729,041 19,235 11,986,221 26,688,078 31,209 11,747,783 27,267,215 30,920 Financial liabilities Short-term amounts owed to credit institutions 1,519 742,390 - 2,720 777,733 - - 487,612 - Debt evidenced by certificates - 33,457,343 407,455 - 30,367,550 610,915 - 31,702,433 400,480 Derivatives - 1,568,044 47,738 - 2,458,422 90,018 - 1,935,529 47,084 Total 1,519 35,767,777 455,193 2,720 33,603,705 700,933 0 34,125,575 447,564

NIB Q2 INTERIM FINANCIAL REPORT / 25

CHANGES IN FAIR VALUES OF FINANCIAL INSTRUMENTS CATEGORISED AT LEVEL 3

	Financial assets					Financial liabilities		
In thousands of euro	Debt securities	Other financial placements	Loans outstanding	Derivative assets	Level 3, total assets	Debt evidenced by ceritificates	Derivative Liabilities	Level 3, total liabilities
Balance at 31 December 2022	**6,912**	**4,532**	**2,335**	**23,459**	**37,238**	**661,277**	**147,094**	**808,371**
New trades	-	-	-	-	0	-	-	0
Matured, buy backs and calls	-	-355	-	-13,345	-13,700	-58,452	-123,834	-182,287
Amortisation	-1,509	-	-632	-155	-2,296	-	-	0
Capitalisations	-	-	-	-	0	767	2,812	3,579
Inflation adjustments	-	-	-30	-16,456	-16,487	-16,456	30	-16,426
Changes in fair values	93	490	-5	-16,431	-15,853	7,613	5	7,618
Exchange rate adjustments	-	-	-861	43,168	42,307	16,167	63,911	80,078
Balance at 30 June 2023	**5,496**	**4,667**	**806**	**20,241**	**31,209**	**610,915**	**90,018**	**700,933**
New trades	-	-	-	-	0	61,141	1,313	62,454
Matured, buy backs and calls	-939	-1,911	-	12,714	9,865	-270,963	33,320	-237,643
Amortisation	-455	-	-328	-990	-1,773	-	-	0
Capitalisations	-	-	-	-	0	979	288	1,268
Inflation adjustments	-	-	-23	-12,777	-12,800	-12,777	23	-12,755
Changes in fair values	101	858	11	4,181	5,150	-845	9	-835
Exchange rate adjustments	-	-	-466	-264	-731	12,030	-77,888	-65,858
Balance at 31 December 2023	**4,202**	**3,614**	**0**	**23,104**	**30,920**	**400,480**	**47,084**	**447,564**
New trades	-	-	-	6,700	6,700	185,509	-	185,509
Matured, buy backs and calls	-	-3,583	-	-6,555	-10,138	-179,775	668	-179,107
Amortisation	-733	-	-	-	-733	-	-	0
Capitalisations	-	-	-	-	0	239	1,778	2,018
Inflation adjustments	-	-	-	-3,862	-3,862	-3,862	-	-3,862
Changes in fair values	53	144	-	-17,540	-17,343	-7,094	-	-7,094
Exchange rate adjustments	-	-	-	13,691	13,691	11,957	-1,793	10,164
Balance at 30 June 2024	**3,522**	**175**	**0**	**15,539**	**19,235**	**407,455**	**47,738**	**455,193**

Q2 INTERIM FINANCIAL REPORT / 26 Note 10: Basis of preparation These interim financial statements are presented in accordance with IAS 34 “Interim Financial Reporting”. RATIO DEFINITIONS The accounting policies and methods of computation are the same as described in Note 1 of NIB’s Total equity at reporting date Equity/total assets = Financial Report 2023. The International Accounting Standards Board (IASB) has amended a number of Total assets at reporting date standards, however they have not had any significant impact on the Bank's financial statements. Annualised profit for the period Profit/average equity = There have been no material changes in relation to transactions with related parties compared to those Average equity for the period described in Note 25 Related party disclosures in the 2023 IFRS financial statements. Total operating expenses for the period Cost/income = Net interest income in both Statement of comprehensive income and Note 2: Net interest income and Total operating income for the period Cash flow statement have been reclassified due to the revised allocation of swap contracts between different sections for the period ended 30 June 2023.

Q2 INTERIM FINANCIAL REPORT / 27 HELSINKI, 13 AUGUST 2024 Merle Wilkinson (Chair of the Board) Julie Sonne Minna Nikitin Esther Finnbogadóttir (Deputy Chair of the Board) Līga Kļaviņa Jurgita Uzielienė Bjarne Stakkestad Max Elger André Küüsvek (President & CEO)

Q2 INTERIM FINANCIAL REPORT / 28 Review Opinion To the Board of Directors of the Nordic Investment Bank Report on Review of Interim Financial Report INTRODUCTION CONCLUSION We have reviewed the condensed interim financial report of Nordic Investment Bank consisting of Based on our review, nothing has come to our attention that causes us to believe that the accompanying statement of financial position as of June 30, 2024 and the related statements of comprehensive income, interim financial report is not prepared, in all material respects in accordance with IAS 34. changes in equity and cash flows for the six-month period then ended, and a summary of significant accounting policies and other explanatory notes. Helsinki, 13 August 2024 Management is responsible for the preparation and presentation of this interim financial report in Ernst & Young Oy Ernst & Young AB accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial report based Authorized Public Authorized Public on our review. Accountant Firm Accountant Firm SCOPE OF REVIEW We conducted our review in accordance with International Standard on Review Engagements 2410, Terhi Mäkinen Mona Alfredsson “Review of Interim Financial Information Performed by the Independent Auditor of the Entity.” Authorized Public Authorized Public A review of the interim financial report consists of making inquiries, primarily of persons responsible Accountant Accountant for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

CONTACT Kim Skov Jensen Jens Hellerup Jukka Ahonen Vice President & CFO Senior Director, Senior Director, kim.jensen@nib.int Head of Funding & Head of Communications +358 10 618 0209 Investor Relations jukka.ahonen@nib.int jens.hellerup@nib.int +358 10 618 0295 +358 9 6181 1401 For more information about the Nordic Investment Bank, visit www.nib.int